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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

                                                      SEC FILE NUMBER 1-04324
                                                                     ---------
                                                        CUSIP NUMBER 034393108
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(Check One): [  ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K  [X ] Form 10-Q
[ ] Form N-SAR [ ] Form N-CSR

For Period Ended:     JUNE 30, 2003
                   -------------------------------------------------------------
[   ] Transition Report on Form 10-K      [   ] Transition Report on Form 10-Q
[   ] Transition Report on Form 20-F      [   ] Transition Report on Form N-SAR
[   ] Transition Report on Form 11-K
For the Transition Period Ended:
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      READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                        ------------------------
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PART I - REGISTRANT INFORMATION

Full name of registrant ANDREA ELECTRONICS CORPORATION
                        --------------------------------------------------------
Former name if applicable
                         -------------------------------------------------------
Address of Principal Executive Office (STREET AND NUMBER) 45 MELVILLE PARK ROAD
                                                         -----------------------
City, State and Zip Code MELVILLE, NEW YORK 11747
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PART II - RULE 12B-25 (B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[ x]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[ x]   (b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]    (c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.





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PART III - NARRATIVE

      State below in reasonable detail why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(ATTACH EXTRA SHEETS IF NEEDED.)

      THE REGISTRANT WAS UNABLE TO FILE ITS FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2003 YESTERDAY, AUGUST 14, 2003, DUE TO THE POWER OUTAGE AFFECTING THE NORTHEAST OF THE UNITED STATES. THE COMPANY EXPECTS TO FILE THE 10-QSB TODAY. THE COMPANY'S BUSINESS AND FINANCIAL SYSTEMS WERE NOT ADVERSELY AFFECTED BY THE POWER OUTAGE.


PART IV -- OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

        CORISA L. GUIFFRE                         (631) 719-1800
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            (Name)                              (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [ x ] Yes [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [ x ] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

ANDREA ELECTRONICS CORPORATION
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(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   August 15, 2003        By /s/ Corisa L. Guiffre
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                              Corisa L. Guiffre
                              Vice President, Chief Financial Officer and
                                Chief Accounting Officer